Exhibit 10.16

February 13, 2018

Bruce Rogers

Re:	Offer Letter

Dear Bruce:

On behalf of SITO Mobile, Ltd. (the “Company”), 1 am pleased to offer you full time employment with the Company in the role and on the terms described below.

Position: You will start in a full-time the position as the SVP and Managing Director of SITO Institute for Consumer Behavior & Location Science. In this position you will be located at our office at Jersey City, NJ. You will initially be reporting to William Seagrave, COO. Your start date will be March 1, 2018.

Salary: The starting salary for this position is $250,000 annually, paid semi-monthly on the 5th and 20th of each month subject to normal payroll taxes and other applicable withholdings and deductions. Your position with the Company will be classified as exempt from the overtime and other requirements of federal and state law.

Bonus: In this position you will also have the ability to earn an annual bonus as set forth below subject to successful achievement of goals established between you and your manager within 30 days of your start date.

●	On target earnings (“OTE”) of $425.000

●	$175.000 Bonus

Equity: In your position, subject to the approval of the Company’s Board of Directors, you will be granted a stock option grant of 50,000 shares with a strike price as determined by the Board at the time of approval. The vesting of the option grant will occur over a 4 year period during your continuous employment with Company. The option grant shall be governed by the terms and conditions of the Company’s Stock Plan that will be provided to you when the option is granted.

Benefits: Effective March 1, 2018, as a full-time employee, you may participate in our group health insurance plan, including coverage for medical, vision, dental, long-term disability and term life insurance. Enrollment forms will be provided to you by the Company’s benefits coordinator. To remain eligible, you must work a minimum of 20 hours per week.

As an eligible employee, you may enroll in an individual or family contract. The Company currently pays 70% of the premium for an employee’s medical, vision and dental benefit plan coverage and you are responsible for 30% of the premiums. Should you choose medical and vision coverage for only yourself, the Company will pay 100% of the premium up to $500.00per month and you are responsible for 30% of the premium in excess of $500.00. Your portion of any premiums will be deducted from payroll. The Company currently pays 100% of the premium for long- term disability and term life insurance coverage for you.

Should this summary in any way conflict with the actual verbiage of the health insurance plan, the health insurance plan will supersede this summary. The Company reserves the right to change or discontinue any employee benefit, policy or practice at any time.

Paid Time Off: You will be entitled to 15 days per year of paid time off, which consists of 10 vacation days and 5 personal days (plus Company observed holidays) according to the Company’s standard policies, subject to any and all accrual caps imposed by such policies (as they may be revised from time to time). Vacation time is calculated according to your anniversary date and is accrued at a rate of 0.0384 days per day, starting from your first day of work. Vacation time may be taken as it accrues with management approval. Whenever possible, requests should be submitted at least 30 days in advance to your manager. Requests will be reviewed and granted whenever possible, workload permitting. Personal time, which covers absences due to illnesses and personal matters, is calculated according to your anniversary date and is accrued at a rate of 0.0192 days per day, starting from your first day of work.

401(k)Plan: You are immediately eligible to enroll in the Company’s 401(k) plan and request to rollover your other 401(k) plan holdings into the Company’s plan.

Employment Relationship: Your employment with the Company is for no specific period of time and will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer and nothing in this agreement shall be interpreted to contradict such at will employment. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

Confidential Information and Invention Assignment Agreement: Like all Company employees, you will be required, as a condition of your acceptance of this offer and commencement of employment with the Company, to sign and deliver to the Company the Company’s enclosed standard Confidential Information and Invention Assignment Agreement.

SITO Mobile, Ltd. Newport Corporate Center 100 Town Square Place, Suite 204, Jersey City,
NJ 07310 Tel: 201-275-0551 www.sitomobile.com

You understand and agree that by accepting this offer of employment, you represent to the Company that your acceptance will not breach any other agreement to which you are a party and which you have not disclosed in writing to the Company before signing this letter agreement, and that you have not, and will not during the term of your employment with the Company, cause a conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non- solicitation obligation expires.

On your first day of employment, you will be provided with additional information about the objectives and policies, benefit programs and general employment conditions. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.

If you wish to accept this offer, please sign and date both of this letter and the enclosed Confidential Information and Invention Assignment Agreement and return them to me. This offer, if not accepted, will expire at the close of business on February 14, 2018.

SITO Mobile, Ltd. Newport Corporate Center 100 Town Square Place, Suite 204, Jersey City,
NJ 07310 Tel: 201-275-0551 www.sitomobile.com

We are pleased to have you join the SITO Mobile team as a member of what we feel is an organization that offers each employee an opportunity for personal and professional development. If you have any questions, please do not hesitate to contact me at 201.275.0551. We look forward to working with you in the future and hope you will find your employment at the Company a rewarding experience.

Very truly yours,		ACCEPTED AND AGREED:

SITO MOBILE SOLUTIONS, INC.		Bruce Rogers

By:	/s/ Mark Del Priore	Signature	/s/ Bruce Rogers
Name:	Mark Del Priore
Title:	Chief Financial Officer

By:	/s/ Tom Pallack
Name:	Tom Pallack
Title:	Chief Executive Officer

SITO Mobile, Ltd. Newport Corporate Center 100 Town Square Place, Suite 204, Jersey City,
NJ 07310 Tel: 201-275-0551 www.sitomobile.com

Attachment A

Confidential Information and Invention Assignment Agreement

SITO MOBILE LTD. CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

As a condition of my becoming employed (or my employment being continued) by SITO Mobile, Ltd. (including any of its subsidiaries) (together, the “Company”), and in consideration of my employment relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1. Confidential Information.

(a) Company Information. I agree at all times during the Relationship and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which 1 obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, and customer information (including, but not limited to, any information about customers of the Company on whom I called or with whom 1 became acquainted during the Relationship that would not otherwise be publicly available), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the Relationship, whether or not during working hours. 1 understand that Confidential Information includes, but is not limited to, information pertaining to any aspect of the Company’s business which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items (i) of which I had knowledge prior to my employment with the Company, or (ii) which has become publicly and widely known and made generally available through no wrongful act of mine.

(b) Prior Obligations. I represent that my performance of all terms of this Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior or after the commencement of the Relationship, and I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any current or former client or employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any current or former client or employer or any other party. I acknowledge and agree that I have listed on Exhibit A hereto all agreements (e.g., non-competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.) with a current or former employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability as an employee to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties as an employee of the Company or any obligation I may have to the Company.

SITO Mobile, Ltd. Newport Corporate Center 100 Town Square Place, Suite 204, Jersey City,
NJ 07310 Tel: 201-275-0551 www.sitomobile.com

(c) Third Party Information. I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

2. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, in Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me before the commencement of the Relationship (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, 1 represent that there are no such Prior Inventions. If, in the course of the Relationship, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which 1 have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, ail my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the Relationship, which relate to the messaging/notification business (collectively referred to as “Inventions”), except as provided in Section 2(e) below. I further acknowledge that all Inventions which are made by me (solely or jointly with others) within the scope of and during the Relationship are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary, unless regulated otherwise by the mandatory law of the state of New Jersey.

SITO Mobile, Ltd. Newport Corporate Center 100 Town Square Place, Suite 204, Jersey City,
NJ 07310 Tel: 201-275-0551 www.sitomobile.com

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the Relationship. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. I agree to return all such records (including any copies thereof) to the Company at the time of termination of the Relationship as provided for in Section 3.

(d) Patent and Copyright Rights. I agree to assist the Company, or its designee, at its expense, in every proper way to secure the Company’s, or its designee’s, rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Company or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to the Company or its designee as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company or such designee.

(e) Exception for Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any concepts or ideas developed prior to my employment by the Company, or to any Invention which qualifies fully under the provisions of any applicable New Jersey limiting an employer’s right to require that Inventions created in certain circumstances be assigned to the employer. I will advise the Company promptly in writing of any inventions that I believe meet such provisions and are not otherwise disclosed on Exhibit A.

SITO Mobile, Ltd. Newport Corporate Center 100 Town Square Place, Suite 204, Jersey City,
NJ 07310 Tel: 201-275-0551 www.sitomobile.com

3. Company Property; Returning Company Documents.

I acknowledge and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored company files, e-mail messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice. 1 further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I agree that, at the time of termination of the Relationship, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns. In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit B; however, my failure to sign and deliver the Termination Certification shall in no way diminish my continuing obligations under this Agreement.

4. Notification to Other Parties.

(a) Employee. In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

(b) Consultants. I hereby grant consent to notification by the Company to any other parties besides the Company with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.

5. Solicitation of Employees. Consultants and Other Parties.

I agree that, during the Relationship and for a period of 12 months immediately following the termination of the Relationship for any reason, whether with or without cause, I shall not either directly or indirectly: (i) solicit, induce, recruit or encourage any of the Company’s current (as of the time of any such solicitation, inducement, recruitment, or encouragement) employees or consultants to terminate their relationship with the Company, or (ii) attempt to solicit, induce, recruit, encourage or take away current (as of the time of any such solicitation, inducement, recruitment, encouragement or taking away) employees or consultants of the Company, either for myself or for any other person or entity, except that it shall not be a violation of this provision to place an advertisement in any newspaper or trade publication, or to make any other non- individually targeted solicitations, Further, during the Relationship and at any time following termination of the Relationship for any reason, with or without cause, I shall not use any Confidential Information of the Company to attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

SITO Mobile, Ltd. Newport Corporate Center 100 Town Square Place, Suite 204, Jersey City,
NJ 07310 Tel: 201-275-0551 www.sitomobile.com

6. Representations and Covenants.

(a) Facilitation of Agreement. I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.

(b) Conflicts. I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my Relationship with the Company. I represent that I do not presently perform or intend to perform, during the term of the my employment, consulting or other services for, and I am not presently employed by and have no intention of being employed by, companies who businesses or proposed businesses in any way involve products or services which would be competitive with the Company’s products or services, or those products or services proposed or in development by the Company during the term of my employment. If, however, my employment with the Company is terminated for any reason, I agree that, I will not consult, become employed by, or otherwise provide services to, and provide information to the companies listed on Exhibit B for a period of two years from my last day of employment with the Company.

(c) Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

7. General Provisions.

(a) Governing Law. The validity, interpretation, construction and performance of this Agreement shall he governed by the laws of the State of New Jersey, without giving effect to the principles of conflict of laws.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(e) Survival. The provisions of this Agreement shall survive the termination of the Relationship.

SITO Mobile, Ltd. Newport Corporate Center 100 Town Square Place, Suite 204, Jersey City,
NJ 07310 Tel: 201-275-0551 www.sitomobile.com

(f) Remedies. I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions and in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

(g) ADVICE OF COUNSEL. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR. PREPARATION HEREOF.

[Signature Page Follows]

SITO Mobile, Ltd. Newport Corporate Center 100 Town Square Place, Suite 204, Jersey City,
NJ 07310 Tel: 201-275-0551 www.sitomobile.com

The parties have executed this Confidential Information and Invention Assignment Agreement on the respective dates set forth below:

Company:		Bruce Rogers: an Individual

SITO MOBILE SOLUTIONS, INC.

By:	/s/ Tom Pallack	Signature	/s/ Bruce Rogers
Name:	Tom Pallack	Date:	2/20/18
Title:	CEO
Date:	2/20/18

SITO Mobile, Ltd. Newport Corporate Center 100 Town Square Place, Suite 204, Jersey City,
NJ 07310 Tel: 201-275-0551 www.sitomobile.com

EXHIBIT A

LIST OF RESTRICTIVE AGREEMENTS UNDER SECTION l(b); LIST OF
PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED UNDER SECTION 5

Title of Agreement	Date	Nature of Restriction

Title of Invention, etc.	Date	Identifying Number or Brief Description

☒ No restrictive agreements, and no inventions or improvements

☐ Additional Sheets Attached

Signature of Employee:     /s/ Bruce H. Rogers

Print Name of Employee:   Bruce H. Rogers

Date: 2/20/18

SITO Mobile, Ltd. Newport Corporate Center 100 Town Square Place, Suite 204, Jersey City,
NJ 07310 Tel: 201-275-0551 www.sitomobile.com

EXHIBIT B

LIST OF COMPANIES
IN REFERENCE TO UNDER SECTION 6(b)

Opera Place IQ

Verve

Xad/Groundtruth

ThinkNear

9th Decimal

☒ No conflicts

☐ Addition Sheets Attached

Signature of Employee:     /s/ Bruce H. Rogers

Print Name of Employee:   Bruce H. Rogers

Date: 2/20/18

SITO Mobile, Ltd. Newport Corporate Center 100 Town Square Place, Suite 204, Jersey City,
NJ 07310 Tel: 201-275-0551 www.sitomobile.com